Exhibit 99.1

For Immediate Release

Water Pik Technologies, Inc. Announces Agreement to Be Acquired by The Carlyle Group and Zodiac; Water Pik Technologies Stockholders to Receive $27.75 Per Share in Cash; Transaction Equity Valued at $380 Million

(Newport Beach, California and Paris, France, January 6, 2006) – Water Pik Technologies, Inc. (NYSE: PIK) and The Carlyle Group today announced that they have signed a definitive agreement for Water Pik Technologies, Inc. to be acquired by Coast Acquisition Corporation, a newly-formed corporation 80% owned by The Carlyle Group, a global private equity investment firm, and 20% owned by Zodiac S.A., an industrial company listed on the Paris Stock Exchange.

Under the terms of the agreement, Water Pik Technologies, Inc. stockholders will receive $27.75 in cash for each share of Water Pik Technologies, Inc. common stock, representing a 31.2% premium over the average closing price for the last thirty (30) trading days.  The aggregate consideration, on a fully diluted equity value basis, to be paid to Water Pik Technologies, Inc. stockholders is approximately $380 million.  Upon consummation of the transaction, Water Pik Technologies, Inc. common stock would be delisted from the New York Stock Exchange and deregistered under Section 12 of the Securities Exchange Act of 1934.

“We believe we will be delivering excellent value for our stockholders through this transaction,” said Water Pik Technologies’ Chief Executive Officer Michael P. Hoopis.  The transaction is the culmination of Water Pik Technologies’ previously announced review of strategic alternatives.

Franck Falézan, Managing Director, The Carlyle Group said, “We believe Water Pik Technologies has very strong assets in the two industries in which it operates.  In particular, its Jandy® integrated swimming pool products are very well-positioned for long-term success.  The company’s management team has a proven track record of growth and value creation through industry-leading product innovation and excellent customer service quality.  We look forward to working closely with them and the rest of the company’s employees to continue to grow the business.”

Jean-Marc Daillance, CEO Marine Segment, Zodiac said, “We are thrilled to partner with Carlyle in this transaction.  We share the same positive views on the future of the pool equipment industry and see good long-term prospects for the company. With its Jandy® brand, Water Pik is a top notch player in the American swimming pool industry, especially in the heating and electronic controls categories.”

The board of directors of Water Pik Technologies, Inc. has unanimously approved the transaction.  Additionally, the Company has amended its stockholder rights plan to allow for the consummation of the transaction.  The transaction is expected to be completed in late April 2006, and is subject to various conditions, including approval by the stockholders of Water Pik Technologies, Inc., the expiration of the applicable waiting period under the Hart-Scott-Rodino Act, and other customary closing conditions.  Coast Acquisition Corporation has received a debt commitment letter from ING Capital LLC for the purpose of financing a portion of the acquisition and an equity commitment letter from Zodiac S.A. and affiliates of The Carlyle Group that will finance the balance of the acquisition upon the funding of the debt financing.  A special meeting of Water Pik Technologies, Inc. stockholders will be scheduled as soon as practicable following the preparation and filing of proxy materials with the Securities and Exchange Commission (SEC).

JPMorgan Securities, Inc. acted as financial advisor to Water Pik Technologies, Inc. in connection with the transaction and its Board of Directors received fairness opinions from both JPMorgan Securities, Inc. and Houlihan Lokey Howard & Zukin. O’Melveny & Myers provided legal advice to Water Pik Technologies, Inc. in connection with these matters.  Lazard acted as financial advisor to Coast Acquisition Corporation, which received legal advice from Latham & Watkins.

Important Merger Information

Water Pik Technologies, Inc. plans to file with the SEC and mail to its Stockholders a Proxy Statement in connection with the transaction.  The Proxy Statement will contain important information about Water Pik Technologies, Inc., the transaction and related matters.  Investors and security holders are urged to read the Proxy Statement carefully when it is available.  Investor and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Water Pik Technologies, Inc. through the web site maintained by the SEC at www.sec.gov.  In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Water Pik Technologies, Inc. through the Company’s web site at www.waterpik.com, by contacting Investor Relations, Water Pik Technologies, Inc., 23 Corporate Plaza, Suite 246, Newport Beach, CA 92660, by email at corpinfo@waterpik.com or by telephone at (949) 719-3700.

Water Pik Technologies, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement.  Information about the directors and executive officers of Water Pik Technologies, Inc. is contained in the Annual Report on Form 10-K, which was filed with the SEC on December 14, 2005.  As of December 5, 2005, Water Pik Technologies, Inc. directors and executive officers beneficially owned 2,513,073 shares, or approximately 18.2%, of Water Pik Technologies, Inc. common stock.

Forward-looking Statements

In this press release, the statement regarding the expected closing date and statements from Mr. Hoopis, Mr. Falezan and Mr. Daillance are forward-looking statements.  In addition, any other statements contained in this press release, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  The closing of the transaction and the closing date are subject to the satisfaction of agreed upon closing conditions specified in the definitive agreement and approval of the Water Pik Technologies, Inc. stockholders.  The failure to satisfy the closing conditions could result in a failure of or delay in closing the transaction.  The reader is cautioned not to rely on any forward-looking statements, as actual results may differ materially from those reflected in the forward-looking statements.  The Company does not have any intention or obligation to update forward-looking statements, even if new information, future events or other circumstances make them incorrect or misleading.

About Water Pik Technologies, Inc.

Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal health care products and pool products sold under the Water Pik® and Jandy® brand names.  The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater, electronic pool controls and pulsating shower massage.  The Company’s products are sold through a variety of channels, including home centers, mass-merchandisers, drug store chains and specialty retailers, wholesalers and contractors.  Headquartered in Newport Beach, California, the Company operates eight major facilities in the United States and Canada.  For more information, visit the Water Pik Technologies, Inc. web site at www.waterpik.com.

About The Carlyle Group

The Carlyle Group is a global private equity firm with $35 billion under management.  Carlyle invests in buyouts, venture capital, real estate and leveraged finance in Asia, Europe and North America, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, healthcare, industrial, technology & business services and telecommunications & media.  Since 1987, the firm has invested $14.9 billion of equity in 439 transactions for a total purchase price of $51.9 billion.  The Carlyle Group employs more than 630 people in 14 countries.  In the aggregate, Carlyle portfolio companies have more than $30 billion in revenues and employ more than 131,000 people around the world.  Visit www.carlyle.com for additional information.

About Zodiac S.A.

Zodiac is an industrial company listed on the Paris Stock Exchange since 1983 with a market capitalization of approximately $3.7 billion and sales of $2.2 billion for its fiscal year ended August 31, 2005, and is planning significant growth of sales for fiscal year 2006. Widely known for its inflatable boats, Zodiac is organized around five business segments: Aerosafety Systems, Aircraft Systems, Cabin Interiors, Technology and Marine. Zodiac’s Airline equipment business, which produces a variety of products from aircraft seats to fuel tanks for both civilian and military applications, represents 64% of sales. Zodiac’s Marine segment (25% of sales) includes its boat, marine equipment, pool and pool care activities. It is a leading player in the pool equipment industry worldwide following the acquisitions of Baracuda, Clearwater, Nature2, PSA and Polaris.  It has strong local presence in the four key regions in the pool industry: North America, Europe, Australia and South Africa. Zodiac employs more than 15,000 people on all continents. Visit www.zodiac.com for additional information.

Contacts:

Water Pik Technologies, Inc.
Jeff D’Eliscu, (949) 719-3700 (office)
(949) 675-9475 (home)
jdeliscu@waterpik.com

or

The Carlyle Group
Katherine Elmore-Jones, +44 7796 276730
Katherine.elmorejones@carlyle.com

or

Zodiac S.A.
Dominique Puig, +33 41 23 22 71
Dpuig@zodiac.com